Exhibit 99
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USG CORPORATION REPORTS FOURTH QUARTER 2007
NET SALES OF $1.2 BILLION AND A NET LOSS OF $28 MILLION
     Fourth Quarter 2007 vs. Fourth Quarter 2006
▪	Results impacted by weak housing market and decline in repair and remodeling activity

▪	Sharp declines in wallboard shipments and prices hurt profits

▪	Worldwide Ceilings reported record fourth quarter net sales and operating profit
     12 Months 2007 vs. 12 Months 2006
▪	Net sales of $5.2 billion down 10 percent from prior year’s record level
     CHICAGO, January 29, 2008 — USG Corporation (NYSE:USG), a leading building products company, today reported fourth quarter 2007 net sales of $1.2 billion and a net loss of $28 million, or $0.28 per diluted share based on 99.0 million average shares outstanding. For the same period a year ago, the corporation recorded net sales of $1.3 billion and net earnings of $100 million, or $1.11 per diluted share based on 90.1 million average shares outstanding.
     “Our financial results for the fourth quarter and the full year reflect the ongoing decline of the U.S. housing market,” said William C. Foote, Chairman and CEO. “High inventories of unsold homes, tighter mortgage lending standards and a decline in residential repair and remodeling activity caused wallboard shipments and prices to fall throughout 2007, which in turn had a significant impact on net sales and profits.
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     “We had anticipated what has become a multi-year downturn in the housing market,” Foote continued. “Over a year ago, we began aggressively removing excess manufacturing capacity and cutting overhead expenses and reducing total employment. During the last 18 months, we have curtailed or closed 3.3 billion square feet of wallboard manufacturing capacity and eliminated about 1,250 positions. In the second half of 2007, we cut the level of overhead expenses by $24 million compared to the first half of the year. We continue to take steps to adjust our operations to market conditions. In December, we shut down the paper mill at our Jacksonville plant and we recently announced plans to close our 80-year-old Boston wallboard line in March.
     “From an operational, safety and customer satisfaction perspective, our businesses are performing exceptionally well,” Foote added. “Our safety performance in 2007 established a new all-time company record in our manufacturing facilities. Additionally, manufacturing efficiency metrics are excellent, and the results of our recently completed customer satisfaction survey are outstanding. We are managing those things that are within our control very well.”
     Commenting further, Foote said, “Today, we remain keenly focused on market conditions, and we will continue to make further adjustments to our operations as needed. Over the long term, we plan to continue replacing older, less-efficient manufacturing assets with new, low-cost assets. By doing so, we will further enhance our customer service leadership, product innovation and low delivered cost status and position the company to resume strong growth and profitability when the market rebounds.”
     The corporation’s consolidated fourth quarter 2007 results included restructuring and impairment charges of $8 million ($5 million after-tax, or $0.05 per diluted share) associated with salaried workforce reductions, shutdown costs for manufacturing facilities and asset impairment charges taken in response to current market conditions.
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     The effective tax benefit rate for the fourth quarter of 2007 was 51.8 percent versus a tax rate of 37.1 percent in the fourth quarter of 2006. For the full year of 2007, the effective tax rate was 12.2 percent versus 39.5 percent for all of 2006. The effective tax rate in the fourth quarter of 2007 benefited primarily from a higher proportion of income in lower-taxed non-U.S. jurisdictions compared to 2006 and from the reversal of valuation allowances for certain prior-year net operating loss carryovers in the company’s Worldwide Ceilings and Canadian businesses.
     USG reported consolidated net sales of $5.2 billion and net earnings of $76 million for the full year of 2007. Diluted earnings per share for the year were $0.78. Consolidated net earnings for 2007 included restructuring and impairment charges of $26 million ($16 million after-tax, or $0.16 per diluted share) associated with salaried workforce reductions, shutdown costs for manufacturing facilities and asset impairment charges. The allocation of these charges was approximately $15 million for United States Gypsum Company, $5 million for Corporate, $3 million for the gypsum division of CGC Inc. and $3 million for USG Interiors, Inc., USG International and L&W Supply Corporation combined.
     For all of 2006, the corporation reported net sales of $5.8 billion and net earnings of $288 million, or $4.33 per diluted share. The corporation’s 2006 consolidated results included a pretax charge of $528 million ($325 million after-tax, or $4.88 per diluted share) for post-petition interest and fees paid under USG’s plan of reorganization. Consolidated 2006 net earnings also included a $44 million ($27 million after-tax, or $0.41 per diluted share) reversal of the reserve for asbestos-related liabilities.
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USG REPORTS 2007 FOURTH QUARTER EARNINGS/4
Business Outlook
     Market conditions suggest that the downturn in new residential construction that began in 2006 will continue at least through 2008. Residential repair and remodeling expenditures also are expected to continue to decline due to lower sales of existing homes and weakness in housing prices. USG expects the non-residential market to remain stable in 2008. Sales and operating profit will continue to be negatively affected by reduced demand for the corporation’s products. The corporation expects a meaningful recovery for the housing market and for the corporation’s businesses to begin when the unusually large supply of unsold homes returns to normal long-term levels, credit markets are stabilized and consumer confidence improves.
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded fourth quarter 2007 net sales of $628 million and an operating loss of $56 million. This compares with fourth quarter 2006 net sales of $804 million and operating profit of $139 million.
     United States Gypsum Company reported net sales of $509 million and an operating loss of $74 million for the fourth quarter of 2007. This compares with net sales of $702 million and operating profit of $119 million reported in the fourth quarter of 2006. U.S. Gypsum’s results were impacted by lower gypsum wallboard prices and volumes and higher manufacturing costs.
     U.S. Gypsum realized significantly lower selling prices for Sheetrock® brand gypsum wallboard in the fourth quarter of 2007 compared with the same period a year earlier. U.S. Gypsum’s nationwide average realized price for Sheetrock gypsum wallboard was $110.29 per
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USG REPORTS 2007 FOURTH QUARTER EARNINGS/5
thousand square feet during the fourth quarter of 2007 compared with $181.75 during the fourth quarter of 2006 and $122.68 during the third quarter of 2007. Wallboard prices continued to decline during the fourth quarter, but at a slower rate.
     U.S. Gypsum’s wallboard shipments in the fourth quarter of 2007 totaled 2.1 billion square feet, down from 2.3 billion square feet in the prior year’s record fourth quarter. For all of 2007, U.S. Gypsum shipped 9.0 billion square feet of gypsum wallboard, down 17 percent from the previous year’s near record level. U.S. Gypsum’s wallboard plants operated at 73 percent of capacity in the fourth quarter of 2007 compared to 79 percent during the fourth quarter of 2006. The company estimates that the industry operated at 68 percent of capacity during the fourth quarter of 2007.
     Higher costs for wastepaper and other raw materials and the unfavorable effects of lower gypsum wallboard production levels also impacted results. Fourth quarter 2007 gypsum wallboard unit costs were 9 percent higher than 2006’s fourth quarter.
     The company took actions to enhance the profitability of its substrate and finishing products during the quarter. Margins improved as fourth quarter 2007 selling prices and unit manufacturing costs for Durock® brand cement board and Fiberock® brand gypsum fiber panels improved versus the prior year’s fourth quarter. The company also achieved improved pricing for Sheetrock brand joint treatment products in the fourth quarter; however, this improvement was offset by higher manufacturing costs and lower shipments.
     The gypsum business of Canada-based CGC Inc. reported fourth quarter 2007 net sales of $89 million and operating profit of $8 million. Net sales rose $10 million and operating profit rose $1 million compared with the fourth quarter of 2006. The favorable effects of currency translation more than offset lower realized selling prices and lower shipments of gypsum wallboard.
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USG REPORTS 2007 FOURTH QUARTER EARNINGS/6
     USG Mexico S.A. de C.V., USG’s Mexican gypsum business, reported fourth quarter 2007 net sales of $51 million compared with $47 million reported in last the fourth quarter of 2006. Sales growth was achieved largely due to higher shipments of construction plasters, steel framing and DUROCK cement board. Operating profit was $6 million compared with $8 million in the same period last year. The decline in USG Mexico’s fourth quarter 2007 operating profit was largely due to lower prices and higher energy and raw material costs for all products.
Building Products Distribution
     L&W Supply reported fourth quarter 2007 net sales of $519 million, a decline of $32 million, or 6 percent, versus the fourth quarter of 2006. Fourth quarter 2007 net sales reflect lower gypsum wallboard shipments and selling prices resulting from the weak residential construction market. The benefit of recent acquisitions and increased sales related to non-residential construction activity partially offset those negative effects.
     Overall, L&W Supply’s gypsum wallboard shipments declined 5 percent, while sales of other products increased 18 percent compared with the fourth quarter of 2006. The modest decline in wallboard shipments and the 18 percent increase in sales of non-wallboard products reflect the success of L&W Supply’s growth strategy and the positive impact of recently acquired businesses. L&W Supply’s sales of ceilings products were up 24 percent compared to the fourth quarter of 2006, also largely due to recent acquisitions. Recent acquisitions completed by L&W Supply, including California Wholesale Material Supply, Inc., acquired in late March 2007, and All Interior Supply, acquired in late 2006, contributed $136 million to L&W Supply’s fourth quarter 2007 net sales.
     Driven by weak residential construction demand and the resulting wallboard volume and pricing pressure, same-location net sales for the fourth quarter of 2007 decreased 29 percent compared with the prior year’s fourth quarter. During 2007, L&W Supply closed or consolidated 12
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USG REPORTS 2007 FOURTH QUARTER EARNINGS/7
locations to maintain operating efficiencies in a weak market while continuing to provide a high level of service to its customers from other locations.
     Reflecting the challenging market conditions, L&W Supply recorded operating profit of $23 million in the fourth quarter of 2007 compared to $39 million reported for the fourth quarter of 2006. The declines in wallboard shipments and profit margins that resulted from the weak residential market were the primary factors behind the reduced operating profit.
Worldwide Ceilings
     USG’s Worldwide Ceilings business achieved record results in the fourth quarter 2007. Net sales of $199 million and operating profit of $23 million were both records for any fourth quarter. Net sales in the fourth quarter of 2007 rose $19 million and operating profit improved $10 million compared with the prior year’s fourth quarter.
     USG Interiors, Inc., USG’s domestic ceilings business, also reported strong results in the fourth quarter. Net sales of $127 million represent an increase of $8 million compared with the same period a year ago.  Operating profit for the fourth quarter of 2007 was $19 million, up $8 million from the prior year’s fourth quarter.  These results reflect strong performance for ceiling grid, particularly higher shipments, improved selling prices and lower manufacturing costs in the fourth quarter compared to the same period a year earlier. Selling prices also improved for ceiling tile products, but this improvement was offset by higher ceiling tile manufacturing costs.
     USG International reported net sales of $67 million in the fourth quarter of 2007, an increase of $9 million over the fourth quarter of 2006, reflecting greater demand for ceiling grid and joint treatment in Europe. Operating profit in the fourth quarter of 2007 was $2 million compared with a
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breakeven level of operating profit recorded in the prior year’s fourth quarter. The improvement in operating profit was largely due to favorable joint treatment margins in Europe and reduced selling and administrative expenses.
     The ceilings division of Canada-based CGC Inc. attained net sales of $16 million versus $13 million in the prior year’s fourth quarter, largely reflecting the favorable effects of currency translation. Fourth quarter 2007 operating profit was $2 million, the same level reported in the fourth quarter of 2006.
Other Consolidated Information
     Selling and administrative expenses totaled $102 million in the fourth quarter and $408 million in the full year of 2007. These expenses were down $12 million and $11 million compared to the respective 2006 periods. Selling and administrative expenses were lower in the 2007 periods primarily due to a company-wide emphasis on reducing expenses.
     Selling and administrative expenses as a percent of net sales were 8.5 percent for the fourth quarter of 2007 and 7.8 percent for all of 2007. For 2006, selling and administrative expenses as a percent of net sales were 8.8 percent for the fourth quarter and 7.2 percent for the full year.
     Interest expense for the fourth quarter and full year of 2007 were $20 million and $105 million, respectively. Interest expense in 2007 included charges totaling $14 million pretax ($9 million after-tax, or $0.09 per diluted share) to write off deferred financing fees primarily due to the first quarter repayment of the company’s tax bridge loan and the third quarter repayment of a bank term loan. Interest expense for the fourth quarter of 2006 was $16 million. Interest expense of $555 million for the full year of 2006 included post-petition interest and fees of $528 million related to pre-petition obligations.
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USG REPORTS 2007 FOURTH QUARTER EARNINGS/9
     As of December 31, 2007, USG had $297 million of cash and cash equivalents on a consolidated basis versus $353 million as of September 30, 2007. Total debt amounted to $1.238 billion as of December 31, 2007, the same level reported for September 30, 2007. Capital expenditures were $119 million for the fourth quarter of 2007 and $460 million for all of 2007. Capital expenditures were $156 million for the fourth quarter of 2006 and $393 million for the full 12 months of 2006. The increased level of capital spending is associated with strategic investments to modernize and expand gypsum wallboard capacity and complementary product lines.
     A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s results of operations. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 20365008. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available for 5 days. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 20365008.
     USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc., L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s
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USG REPORTS 2007 FOURTH QUARTER EARNINGS/10
wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and accordingly may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, the availability of mortgage financing, mortgage and other interest rates, housing affordability and supply, currency exchange rates and consumer confidence; competitive conditions, such as price, service and product competition; shortages in raw materials; increases in raw material, energy, transportation and employee benefit costs; the timing of commencement of operation of new and upgraded manufacturing facilities; the loss of one or more major customers; capacity utilization rates; capital markets conditions and the availability of borrowings under our credit agreement; the results of a review by the Congressional Joint Committee on Taxation relating to the tax refund we received related to the payments we made to the asbestos trust; our success in integrating acquired businesses; changes in laws or regulations, including environmental and safety regulations; and the effects of acts of terrorism or war upon domestic and international economies and financial markets. We assume no obligation to update any forward-looking information contained in this release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2007	2006	2007	2006
Net sales	$1,200	$1,294	$5,202	$5,810

Cost of products sold	1,133	1,027	4,603	4,440

Gross profit	67	267	599	1,370

Selling and administrative expenses	102	114	408	419

Restructuring and impairment charges	8	—	26	—

Reversal of asbestos claims reserve	—	—	—	(44)

Chapter 11 reorganization expenses	—	—	—	10

Operating profit (loss)	(43)	153	165	985

Interest expense	20	16	105	555

Interest income	(4)	(20)	(22)	(43)

Other income, net	—	(1)	(4)	(3)

Earnings (loss) before income taxes	(59)	158	86	476

Income taxes (benefit)	(31)	58	10	188

Net earnings (loss)	$(28)	$100	$76	$288

Earnings (Loss) Per Common Share:
Basic	$(0.28)	$1.11	$0.78	$4.34
Diluted	(0.28)	1.11	0.78	4.33

Average common shares*	99,045,373	89,864,447	97,088,332	66,475,656
Average diluted common shares*	99,045,373	90,077,146	97,302,508	66,563,494

Other Information:
Depreciation, depletion and amortization	$43	$37	$176	$138
Capital expenditures	119	156	460	393

*	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

Average common shares and average diluted common shares outstanding for the 2007 periods reflect the impact of the March 2007 equity offering.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2007	2006	2007	2006
Net Sales:

North American Gypsum:
United States Gypsum Company	$509	$702	$2,417	$3,215
CGC Inc. (gypsum)	89	79	324	341
USG Mexico, S.A. de C.V.	51	47	193	177
Other subsidiaries*	22	19	83	89
Eliminations	(43)	(43)	(180)	(201)

Total	628	804	2,837	3,621

Building Products Distribution:
L&W Supply Corporation	519	551	2,291	2,477

Worldwide Ceilings:
USG Interiors, Inc.	127	119	523	507
USG International	67	58	273	235
CGC Inc. (ceilings)	16	13	61	57
Eliminations	(11)	(10)	(44)	(43)

Total	199	180	813	756

Eliminations	(146)	(241)	(739)	(1,044)

Total USG Corporation	$1,200	$1,294	$5,202	$5,810

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(74)	$119	$23	$742
CGC Inc. (gypsum)	8	7	15	46
USG Mexico, S.A. de C.V.	6	8	26	31
Other subsidiaries*	4	5	13	17

Total	(56)	139	77	836

Building Products Distribution:
L&W Supply Corporation	23	39	116	203

Worldwide Ceilings:
USG Interiors, Inc.	19	11	56	53
USG International	2	—	12	13
CGC Inc. (ceilings)	2	2	9	11

Total	23	13	77	77

Corporate	(31)	(36)	(110)	(117)
Eliminations	(2)	(2)	5	(4)
Chapter 11 reorganization expenses	—	—	—	(10)

Total USG Corporation	$(43)	$153	$165	$985

*	Includes Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$297	$565
Restricted cash	—	6
Receivables (net of reserves — $17 and $16)	430	448
Inventories	377	348
Income taxes receivable	37	1,102
Deferred income taxes	53	169
Other assets	57	69

Total current assets	1,251	2,707

Property, plant and equipment (net of accumulated depreciation and depletion — $1,249 and $1,108)	2,596	2,210
Deferred income taxes	228	187
Goodwill	226	154
Other assets	320	107

Total Assets	$4,621	$5,365

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$328	$303
Accrued expenses	234	358
Income taxes payable	5	38
Short-term debt	—	1,065

Total current liabilities	567	1,764

Long-term debt	1,238	1,439
Deferred income taxes	10	11
Other liabilities	613	617
Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	10	9
Treasury stock	(204)	(208)
Capital received in excess of par value	2,607	2,176
Accumulated other comprehensive income (loss)	9	(136)
Retained earnings (deficit)	(229)	(307)

Total stockholders’ equity	2,193	1,534

Total Liabilities and Stockholders’ Equity	$4,621	$5,365